EXHIBIT 11


                    HOMESTAKE MINING COMPANY AND SUBSIDIARIES
                  Computation of Earnings Per Share (unaudited)
                    (In thousands, except per share amounts)



                                                              Three Months Ended                  Six Months Ended
                                                                   June 30,                           June 30,
BASIC                                                         1998             1997              1998            1997
                                                         -------------    -------------     -------------   -------------
Earnings:
    Net loss applicable to basic earnings
           per share calculation                          $   (30,931)    $    (64,857)     $    (37,517)   $    (16,601)
                                                         =============    =============     =============   =============


Weighted average number of shares outstanding                 211,060          210,567           210,860         210,534
                                                         =============    =============     =============   =============


Net loss per share - basic                                $     (0.15)    $      (0.31)     $      (0.18)   $      (0.08)
                                                         =============    =============     =============   =============



DILUTED

Earnings:
    Net loss                                             $    (30,931)    $    (64,857)     $    (37,517)   $    (16,601)
    Add:   Interest relating to 5.5% convertible
              subordinated notes, net of tax                    1,629            1,629             3,259           3,259
           Amortization of issuance costs relating
              to 5.5% convertible subordinated notes,
              net of tax                                          110              110               221             221
                                                         -------------    -------------     -------------   -------------
    Net loss applicable to fully diluted
           earnings per share calculation                $    (29,192)    $    (63,118)     $    (34,037)   $    (13,121)
                                                         =============    =============     =============   =============

Weighted average number of shares outstanding:
    Common shares                                             211,060          210,567           210,860         210,534
    Additional average shares assuming conversion of
       5.5% convertible subordinated notes                      6,505            6,505             6,505           6,505
                                                         -------------    -------------     -------------   -------------
                                                              217,565          217,072           217,365         217,039
                                                         =============    =============     =============   =============

Net loss per share - diluted (a)                         $      (0.13)    $      (0.29)     $      (0.16)   $      (0.06)
                                                         =============    =============     =============   =============


(a)  This  calculation is submitted in accordance  with  Regulation S-K item 601
     (b)(11) although it is contrary to paragraph 13 of SFAS 128 because it produces an anti-dilutive result. Diluted net loss per share computed in accordance with SFAS 128 was the same as basic earnings per share.
